                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Alliance Entertainment Corp.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                          ALLIANCE ENTERTAINMENT CORP.
                              110 EAST 59TH STREET
                            NEW YORK, NEW YORK 10022

                            ------------------------

                            NOTICE OF ANNUAL MEETING
                                 JULY 30, 1996

                            ------------------------

    The 1996 Annual Meeting of Stockholders of Alliance Entertainment Corp., a Delaware corporation (the "Company"), will be held at the Drake Hotel, 440 Park Avenue, New York, New York on Tuesday, July 30, 1996 at 10:00 a.m., local time, to consider and act on the following matters:

    1.  The election of five Class I directors of the Company;

    2. Amendment to the 1994 Long Term Incentive and Share Award Plan (the "1994 Plan") to increase the number of shares of Common Stock, par value $.0001 per share ("Common Stock"), reserved for issuance upon exercise of options from 4,600,000 shares to 7,900,000 shares;

    3.  A proposal to approve certain performance measures under the 1994 Plan;

    4. Ratification of the reappointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for 1996;

    5.  Such other business as may come before the Annual Meeting.

    Stockholders of record at the close of business on June 20, 1996 are entitled to vote at the meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's office at 110 East 59th Street, New York, New York 10022. You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign the accompanying proxy and return it in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors,

                                          ELLIOT B. NEWMAN
                                          SECRETARY

July 2, 1996

                          ALLIANCE ENTERTAINMENT CORP.

                                ----------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JULY 30, 1996

                             ---------------------

                                  INTRODUCTION

    This Proxy Statement is being furnished to the stockholders of Alliance Entertainment Corp. ("Alliance" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of the Stockholders of the Company to be held on Tuesday, July 30, 1996 at 10:00 A.M., local time, at the Drake Hotel 440 Park Avenue, New York, New York and at any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being mailed to the stockholders of the Company on or about July 2, 1996.

    You are cordially invited to attend the Annual Meeting, but whether or not you attend in person, you are urged to mark, sign and date the enclosed Proxy Card and return it in the enclosed postage prepaid envelope. Shares represented by proxies properly executed and returned, unless previously revoked, will be voted at the Annual Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, the shares represented by the proxy will be voted FOR the proposals listed on the Notice of Annual Meeting. If any other matters should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by proxies at the Annual Meeting will be voted thereon in the discretion of the person or persons voting such proxies. The Company knows of no specific matter to be brought before the Annual Meeting that is not referred to in the Notice of Annual Meeting or this Proxy Statement.

    You have the right to revoke your proxy at any time prior to its use by filing a written notice with the Secretary of the Company prior to the convening of the Annual Meeting or by presenting another Proxy Card with a later date. If you attend the Annual Meeting and desire to vote in person, you may request that your previously submitted Proxy Card not be used.

    The Company will pay all expenses involved in the solicitation of proxies by the Board of Directors. The Company will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.

    The Company's Annual Report for the fiscal year ended December 31, 1995 was first mailed to stockholders on or about July 2, 1996. Stockholders are referred to that report for financial and other information about the Company. The Annual Report is not incorporated by reference into this Proxy Statement and is not to be deemed a part hereof.

                    VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

    Each outstanding share of the Company's Common Stock, par value $.0001 per share (the "Common Stock"), entitles the holder to one vote. The Company's Restated Certificate of Incorporation and By-laws do not provide for cumulative voting. As of June 20, 1996, the date fixed by the Board of Directors as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof (the "Record Date"), there were 36,456,094 shares of Common Stock outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock shall constitute a quorum for the transaction of business at the Annual Meeting. Directors will be elected at the Annual Meeting by a plurality of votes cast at the meeting by the holders of shares of Common Stock represented in person or by proxy. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is necessary for the approval of the other proposals specifically set forth in the Notice of Annual Meeting and, except as otherwise required by law or by the Restated Certificate of Incorporation, to transact any other business which may be brought before the Annual Meeting.

    Abstentions may be specified on all proposals, except the election of directors. Abstentions will be counted as present for purposes of the item on which the abstention is noted and, thus, have the effect of a vote against the proposal. With regard to the election of directors, votes may be cast in favor or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect. In the event of a broker non-vote with respect to any issue coming before the Annual Meeting arising from the absence of authorization by the beneficial owner to vote as to that issue, the proxy will be counted as present for purposes of determining the existence of a quorum but will not be deemed as present and entitled to vote as to that issue for purposes of determining the total number of shares of which a majority is required for adoption.

    As of June 20, 1996, each of the following persons were the "beneficial owners," as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than five percent of the Common Stock outstanding and entitled to vote at the Annual Meeting.

                                           COMMON STOCK           SHARES OF
          NAME AND ADDRESS                 BENEFICIALLY          PERCENTAGE
        OF BENEFICIAL OWNERS               OWNED (1)(2)        OF CLASS (1)(2)
- ------------------------------------  -----------------------  ---------------
Joseph J. Bianco (3)                          14,087,888                36%
110 East 59th Street
New York, New York 10022
BT Capital Partners, Inc. (4)                  3,974,937                11%
130 Liberty Street
25th Floor
New York, New York 10006
Jerry Bassin (5)                               2,035,291               5.5%
15959 N.W. 15th Avenue
Miami, Florida 33169
Bain Capital, Inc. (6)                         3,306,972                 9%
Two Copley Place
Boston, MA 02116
Alan Shapiro (7)                               1,849,565                 5%
Route 1, Box 73B
Jewell, Georgia 31045
Wanger Asset Management (8)                    1,930,000                 5%
227 West Monroe Street
Suite 3000
Chicago, Illinois 60606

- ------------------------
(1) As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, all persons named herein have (i) voting power and/or investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

(2) With respect to each stockholder, includes any shares issuable upon exercise of all options or warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of June 20, 1996.

(3) Includes (i) 2,978,560 shares of Common Stock which Mr. Bianco has the right to vote and dispose of, (ii) options to purchase 2,826,666 shares of Common Stock held by Mr. Bianco which are exercisable within 60 days of June 20, 1996, (iii) 4,975,690 shares of Common Stock which Mr. Bianco has the right to vote on any and all matters presented to any meeting of stockholders, including the election of directors, which Jerry Bassin (1,768,625 shares), Anil K. Narang (550,000 shares), Alan Shapiro (1,824,565 shares), Lawrence Burstein (399,250 shares), Barry Goldin (433,250 shares), own and (iv) 3,306,972 shares of Common Stock which are owned by certain funds managed by Bain Capital Inc. ("Bain") and which Mr. Bianco has the right to vote on the election of directors. Does not include options to purchase 83,334 shares of Common Stock held by Mr. Bianco which are not exercisable within 60 days of June 20, 1996.

(4) Includes 3,567,034 shares of Common Stock, warrants to acquire 227,489 shares of Common Stock at an exercise price of $5.00 per share and an additional 180,414 shares of Common Stock at an exercise price of $8.00 per share.

(5) Includes options to purchase 266,666 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 33,334 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

(6) Comprised of 3,306,972 shares of Common Stock held by certain funds managed by Bain Capital, Inc. Does not include options to purchase 20,000 shares issued to Robert Gay, Managing Director of Bain Capital, Inc., which are exercisable within 60 days of June 20, 1996.

(7) Includes options to purchase 25,000 shares of Common Stock which are exercisable within 60 days of June 20, 1996.

(8) Based on information contained in a Schedule 13G filed by Wanger Asset Management, L.P., Wanger Asset Management Ltd. and Ralph Wanger on February 15, 1996.

                      PROPOSAL I. -- ELECTION OF DIRECTORS

    The By-laws give the Board the authority to fix the number of directors from time to time, provided that such number may not be fewer than three nor more than fifteen. The Board of Directors is currently composed of fourteen members classified into three classes, with members of each class holding office for staggered three year terms. There are currently five Class I Directors whose terms expire in 1996. This year, Messrs. Goldin, Gay, Kaufmann, Rothschild and Marakovits have been nominated for election for a term which expires in 1999. If for any reason any of these nominees becomes unable or is unwilling to serve at the time of the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

    The following sets forth information as to each nominee for election at the Annual Meeting and each Director continuing in office, including his age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies and period of service as a director of Alliance.

    It is the intention of the persons named as proxies to vote their proxies for the election of directors for the nominees named below. Each nominee has consented to serve as a director if elected.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR
            THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED BELOW.

                 CLASS I NOMINEES FOR ELECTION AT THIS MEETING
                     TO A THREE YEAR TERM EXPIRING IN 1999:

                                                                              DIRECTOR OF
                                                                                  THE
         NAME              AGE            POSITION WITH THE COMPANY          COMPANY SINCE
- ----------------------     ---     ----------------------------------------  --------------
Peter Kaufmann             47      Executive Vice President; Director             1996
Barry L. Goldin            58      Director                                       1993
Robert C. Gay              43      Director                                       1995
Peter Rothschild           40      Director                                       1996
Robert Marakovits          37      Director                                       1996

    PETER KAUFMANN has been a director of Alliance since January 1996 and an Executive Vice President since June 1994. Mr. Kaufmann founded Disquelaser Ltda., a Brazilian partnership engaged in the distribution of pre-recorded music in March 1990 and acted as its President until July 1993. In August 1993, he founded and became President of Disquemusic Comercial Importadora Ltda. ("Disquemusic"). Mr. Kaufmann joined the Company in June 1994 following the acquisition of Disquemusic by Alliance.

    BARRY L. GOLDIN served as Chairman of the Board of Trinity Capital Opportunity Corp. ("Trinity") from its formation in November 1991 until consummation of the merger of Trinity and Alliance on November 30, 1993, and has been a director of Alliance since that date. Since October 1982, Mr. Goldin has been President and a director and a principal shareholder of Trinity Capital Corporation, which is engaged principally in managing investments in privately held companies.

    ROBERT C. GAY became a director of Alliance in May 1995. He has been a Managing Director of Bain Capital, Inc. since April 1993, and has been a General Partner of Bain Capital, Inc. since February 1989. Mr. Gay is also Vice Chairman of the Board of Directors of IHF Capital, Inc., parent of ICON Health & Fitness, Inc, a leading manufacturer and marketer of home fitness equipment. In addition, Mr. Gay is a director of GS Technologies Corporation, a manufacturer of specialty steel products.

    PETER H. ROTHSCHILD has been a director of Alliance since January 1996. For the past five years, Mr. Rothschild has been a Senior Managing Director of Bear, Stearns & Co. Inc.

    ROBERT MARAKOVITS has been a director of Alliance since June 1996. Mr. Marakovits has been a Managing Director of BT Capital Partners, Inc. ("BT"), a small business investment company and an affiliate of Bankers Trust New York Corp. since October 1993 and a Vice President of BT since June 1988.

     CONTINUING DIRECTORS -- CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 1997:

                                                                                 DIRECTOR OF THE
          NAME                AGE            POSITION WITH THE COMPANY            COMPANY SINCE
- -------------------------     ---     ----------------------------------------  -----------------
John Friedman                 43      Director                                           1992
Richard H. Hochman            50      Director                                           1994
Robert O. Marx                45      Director                                           1991
Terence Shand                 41      Executive Vice President; Director                 1995

    JOHN H. FRIEDMAN has been a director of Alliance since September 1992. Since mid-1991, Mr. Friedman has been a managing director of Easton Capital Corporation, a private investment firm. From November 1989 until mid-1991, Mr. Friedman was a managing director of Security Pacific Merchant Bank and a managing general partner of Security Pacific Capital Investors, a venture capital firm. In addition, Mr. Friedman is a director of Comverse Technology, Inc. a public company engaged in electronic communications and message managing.

    RICHARD H. HOCHMAN has been a director of Alliance since February 1994. Since April 1995, Mr. Hochman has been Chairman of Regent Capital Management Corp. From March 1990 until March 1995, Mr. Hochman was a managing director in the Corporate Finance Department of PaineWebber Incorporated. Mr. Hochman also serves on the Board of Directors of Cablevision Systems Corporation, a company engaged in the operation of cable telephone systems and programming.

    ROBERT O. MARX has been a director of Alliance since September 1992. Since January 1995, Mr. Marx has been of counsel to the New York law firm of Solovay, Marshall & Edlin (formerly Marshall Bomser). For more than five years previous to that he was of counsel to the New York law firm of Bernstein & Wasserman.

    TERENCE SHAND has been a director and an Executive Vice President of Alliance since September 1994. For over the past ten years, Mr. Shand has been the Executive Chairman of Castle Communications plc ("Castle").

    CONTINUING DIRECTORS -- CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 1998:

                                                                                   DIRECTOR OF THE
        NAME              AGE               POSITION WITH THE COMPANY               COMPANY SINCE
- ---------------------     ---     ----------------------------------------------  -----------------
Joseph Bianco             45      Chairman and Chief Executive Officer; Director           1990
Anil K. Narang            33      Vice Chairman and President; Director                    1990
Elliot B. Newman          50      Senior Executive Vice President -- Business              1990
                                   Affairs and Secretary; Director
Jerry Bassin              63      Vice Chairman Emeritus; Director                         1990

    JOSEPH J. BIANCO has been the Chairman, Chief Executive Officer and a director of Alliance since its formation in November 1990. Since May 1991, Mr. Bianco has served as a director of Sentex Sensing Technology, Inc., a public company engaged in the business of developing and marketing explosive detectors and gas chromatographs. Mr. Bianco devotes substantially all of his time to the business of the Company.

    ANIL K. NARANG has been a director of Alliance since November 1990 and Vice Chairman since December 1993. Mr. Narang was Chief Financial Officer of Alliance from November 1990 to January 1996, Co-President from November 1994 to February 1995 and President since March 1995.

    ELLIOT B. NEWMAN has been a director of Alliance since November 1990. From December 1993 until March 1995 Mr. Newman was Executive Vice President and General Counsel of Alliance. In February 1994, Mr. Newman was named Secretary and in March 1995, he was named Senior Executive Vice President -- Business Affairs. Mr. Newman was a partner with Warshaw Burstein Cohen Schlesinger & Kuh, a New York law firm from April 1991 to September 1993.

    JERRY BASSIN has been a director of Alliance since November 1990. He founded Jerry Bassin, Inc. ("Bassin") in 1980, was the President and Chief Operating Officer of Bassin from 1980 until January 1994. He was an Executive Vice President of Alliance from January to September 1994, President and Chief Operating Officer from September 1994 to November 1994, was Co-President and Chief Operating Officer from November 1994 to March 1995, and Vice Chairman of Alliance from March 1995, until he resigned due to disability in November 1995. Mr. Bassin retains the title Vice Chairman Emeritus.

    The Board of Directors met a total of eight times during fiscal 1995. Each of the directors attended greater than 75% of the meetings of the Board and the Committees on which they served except for Robert Gay.

    The Board has standing Compensation and Audit Committees. The Company does not have a Nominating Committee of the Board.

COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors reviews the performance of corporate officers, establishes overall employee compensation policies and recommends to the Board of Directors compensation programs. Messrs. Friedman and Marx comprise the Compensation Committee, which was formed in February 1994. The Compensation Committee met three times during fiscal 1995.

AUDIT COMMITTEE

    The Audit Committee of the Board of Directors meets with the Company's independent accountants to discuss the scope and results of their audit and to review the adequacy of the Company's accounting and control systems. The committee reviews the audit fee and considers issues raised by its members, the independent accountants and management. Each year the Audit Committee recommends to the Board an independent accounting firm to audit the financial statements of the Company. Messrs. Friedman, Goldin and Hochman comprise the current Audit Committee, which was formed in February 1994. The Audit Committee met once in fiscal 1995.

                    OTHER EXECUTIVE OFFICERS OF THE COMPANY:

            NAME                  AGE                     POSITION WITH THE COMPANY
- -----------------------------     ---     ---------------------------------------------------------
Ian McIntosh Henderson            50      Senior Executive Vice President and Chief Operating
                                           Officer
Timothy J. Dahltorp               35      Executive Vice President, Chief Financial Officer and
                                           Treasurer
Eric S. Weisman                   34      Senior Executive Vice President
Christopher J. Joyce              32      Senior Vice President, General Counsel and Assistant
                                           Secretary
R. Tobias Knobel                  45      Senior Vice President; Director

    IAN MCINTOSH HENDERSON has been an Executive Vice President of Alliance since March 1995 and Senior Executive Vice President since February 1996. In June 1996, Mr. Henderson was named Chief Operating Officer. Mr. Henderson was named Deputy Chief Operating Officer and Acting Chief Operating Officer of Alliance in June and August 1995, respectively. Since June 1994, Mr. Henderson has been President of Castle and a director since August 1994.

    TIMOTHY J. DAHLTORP has been Executive Vice President and Chief Financial Officer of Alliance since February 1996 and Treasurer since November 1993. Mr. Dahltorp was a Senior Vice President from January 1995 to January 1996 and a Vice President from November 1993 to December 1994. From 1983 to 1993 Mr. Dahltorp held various positions with First Chicago Corp., most recently Vice President/Business Development in the Asset Based Finance Group of American National Bank & Trust Company of Chicago, a wholly-owned subsidiary of First Chicago Corp.

    ERIC S. WEISMAN has been an Executive Vice President of Alliance since April 1994 and Senior Executive Vice President since June 1996. Prior to that Mr. Weisman was Executive Vice President and Chief Operating Officer of Premier Artist Services, Inc. from December 1985 to April 1994 when it was acquired by Alliance.

    CHRISTOPHER J. JOYCE has been Senior Vice President, Assistant Secretary and General Counsel of Alliance since July 1995. Prior to joining Alliance, he was Executive Vice President of Business Affairs and General Counsel of Independent National Distributors Inc. from February 1992 to July 1995 when it was acquired by Alliance. From 1988 to 1992, Mr. Joyce practiced law with Willkie Farr & Gallagher, a New York law firm.

    R. TOBIAS KNOBEL has been a Senior Vice President of Alliance since June 1994 and a Vice President since December 1992. Mr. Knobel was a founder of Encore Distributors, Incorporated ("Encore") and acted as Encore's President, Chief Executive Officer and a director until December 1992 when it was acquired by Alliance. From December 1992 to the Annual Meeting Mr. Knobel also served as a director of the Company.

                  SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

    The following table sets forth information as of June 20, 1996, with respect to the beneficial ownership of shares of Common Stock held by certain beneficial owners, each current director and all executive officers and directors as a group:

                                                                     AMOUNT OF BENEFICIAL       PERCENTAGE OF
                                                                      OWNERSHIP OF SHARES        BENEFICIAL
                                                                     OF COMMON STOCK AS OF   OWNERSHIP OF SHARES
NAME                                                                 JUNE 20, 1996 (1)(2)   OF COMMON STOCK(1)(2)
- -------------------------------------------------------------------  ---------------------  ---------------------
Joseph J. Bianco (3)...............................................         14,087,888               36%
Anil K. Narang (4).................................................          1,483,333               4%
Elliot B. Newman (5)...............................................            312,000                *
Peter Kaufmann (6).................................................            415,000               1%
Terence Shand (7)..................................................            226,666                *
R. Tobias Knobel (8)...............................................            146,437                *
Jerry Bassin (9)...................................................          2,035,291              5.5%
John H. Friedman (10)..............................................            144,392                *
Robert C. Gay (11).................................................          3,326,972               9%
Barry L. Goldin (12)...............................................            476,583               1%
Richard H. Hochman (13)............................................             88,233                *
Robert O. Marx (14)................................................            153,333                *
Peter Rothschild (15)..............................................             50,000                *
Robert Marakovits (16).............................................          3,974,937               11%
All Executive Officers and Directors as a group (18 persons)
 (17)..............................................................         21,228,326               51%

- ------------------------
  * Less than 1%.

(1) As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition, of a security. Except as otherwise indicated, all persons named herein have (i) voting power and/or investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.

(2) With respect to each stockholder, includes any shares issuable upon exercise of all options or warrants held by such stockholder that are currently exercisable or will become exercisable within 60 days of June 20, 1996.

(3) Includes (i) 2,978,560 shares of Common Stock which Mr. Bianco has the right to vote and dispose of, (ii) options to purchase 2,826,666 shares of Common Stock held by Mr. Bianco which are exercisable within 60 days of June 20, 1996, (iii) 4,975,690 shares of Common Stock which Mr. Bianco has the right to vote on any and all matters presented to any meeting of stockholders, including the election of directors, which Jerry Bassin (1,768,625 shares), Anil K. Narang (550,000 shares), Alan Shapiro (1,824,565 shares), Lawrence Burstein (399,250 shares), Barry Goldin (433,250 shares), own and (iv) 3,306,972 shares of Common Stock which are owned by certain funds managed by Bain and which Mr. Bianco has the right to vote on the election of directors. Does not include options to purchase 83,334 shares of Common Stock held by Mr. Bianco which are not exercisable within 60 days of June 20, 1996.

 (4) Includes options to purchase 933,333 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 66,667 shares of Common Stock which are not exercisable within 60 days of June 20, 1996. Includes beneficial ownership of shares by Mr. Narang which were transferred on August 21, 1994 to an irrevocable trust for the primary benefit of Mr. Narang and certain members of his family.

 (5) Includes options to purchase 200,000 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 40,000 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

 (6) Includes options to purchase 100,000 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 25,000 shares which are not exercisable within 60 days of June 20, 1996. Includes 315,000 shares owned indirectly through Corwin International, Inc.

 (7) Includes options to purchase 156,666 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 108,334 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

 (8) Comprised of options to purchase 146,437 shares of Common Stock which are exercisable within days of June 20, 1996. Does not include options to purchase 48,813 shares of Common Stock which are not, exercisable within 60 days of June 20, 1996.

 (9) Includes options to purchase 266,666 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 33,334 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

(10) Includes options to purchase 43,333 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 26,667 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

(11) Includes 3,306,972 shares of Common Stock held by Bain. Mr. Gay is a Managing Director of Bain Capital, Inc. Also includes options to purchase 20,000 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 30,000 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

(12) Includes options to purchase 43,333 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 26,667 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

(13) Comprised of options to purchase 88,233 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 26,667 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

(14) Includes options to purchase 93,333 shares of Common Stock which are exercisable within 60 days of June 20, 1996. Does not include options to purchase 39,167 shares of Common Stock which are not exercisable within 60 days of June 20, 1996.

(15) Comprised of options to purchase 50,000 shares of Common Stock which are exercisable within 60 days of June 20, 1996.

(16) Includes 3,567,034 shares of Common Stock, warrants to acquire 227,489 shares of Common Stock at an exercise price of $5.00 per share and an additional 180,414 shares of Common Stock at an exercise price of $8.00 per share held by BT. Does not include options to purchase 30,000 shares of Common Stock which are exercisable within 60 days of June 20, 1996.

(17) Includes options to purchase 5,313,333 shares of Common Stock exercisable within 60 days of June 20, 1996. Does not include options to purchase 701,317 shares of Common Stock which are not exercisable within 60 days of June 20, 1996. Includes warrants to purchase a total of 407,903 shares of Common Stock.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth annual and long-term compensation paid in each of the last three fiscal years to the Company's Chief Executive Officer, the Company's four most highly compensated executive officers and to one individual who ceased to be an executive officer in 1995 but whose compensation would have placed him in this group (the "Named Executive Officers").

                                                                           LONG-TERM COMPENSATION
                                                                                 AWARDS (3)
                                                                         --------------------------
                                         ANNUAL COMPENSATION (1)         RESTRICTED      SHARES
NAME AND                          -------------------------------------    STOCKS      UNDERLYING        ALL OTHER
PRINCIPAL POSITION                  YEAR      SALARY ($)   BONUS ($)(2)  AWARDS (4)      OPTIONS     COMPENSATION (1)
- --------------------------------  ---------  ------------  ------------  -----------  -------------  -----------------
Joseph J. Bianco ...............       1995  $ 518,942      $  119,000    $ 918,000      250,000(5)    $  12,772(9)
 Chairman of the Board and Chief       1994    445,468         250,000                   150,000(6)       71,950(12)
 Executive Officer                     1993    373,000         250,000                 1,010,000(7)
Anil K. Narang .................       1995  $ 421,077      $   84,000    $ 306,000      200,000(5)    $  15,003(10)
 Vice Chairman and President           1994    342,281         150,000                   375,000(6)        2,520(11)
                                       1993    258,158         250,000                   425,000(7)       30,050(12)
Jerry Bassin* ..................       1995  $ 346,693      $  150,000                   100,000(5)    $  11,227(9)
 Vice Chairman                         1994    348,352          60,000                    50,000(6)
                                       1993    341,355                                   150,000(7)
Elliot B. Newman ...............       1995  $ 363,462      $   43,000                    90,000(5)    $   9,088(9)
 Senior Executive Vice                 1994    323,352          60,000                   100,000(6)
 President -- Business Affairs         1993     27,083                                    40,000(7)
 and Secretary                                                                           125,000(8)
Terence Shand ..................       1995  $ 336,350(13)  $   26,350                    75,000(5)
 Executive Vice President              1994    113,202(14)      57,768                   250,000(15)
                                       1993
R. Tobias Knobel ...............       1995  $ 335,170      $   65,000                    75,000(16)   $   7,022(9)
 Senior Vice President of              1994    291,500
 Corporate Development                 1993    200,000

- ------------------------------
  * Mr. Bassin resigned in November 1995.

(1) The aggregate total value of perquisites and other personal benefits, securities or property did not equal $50,000 or ten percent (10%) of the annual salary and bonus for any Named Executive Officer during either 1993, 1994 or 1995.

(2) Bonuses are determined by the Board of Directors based on, among other things, Alliance's yearly results as compared to objectives established for such year, and are paid after the end of the fiscal year, but only if the participant is employed at such time.

(3) No payouts were made to any Named Executive Officer pursuant to any long-term incentive plan during either 1993, 1994 or 1995. See "Long-Term Incentive Plan Award Table" for a description of five-year Performance Unit Awards granted in 1995 and payable December 31, 1999 if the performance measures are met.

(4) Pursuant to arrangements made in 1992, an aggregate of 1,500,000 shares of Common Stock were issued as of February 15, 1993 to Mr. Bianco (1,125,000 shares) and Mr. Narang (375,000 shares) as a bonus in recognition of such officers' efforts during 1992 in refinancing the Company's debt and obtaining additional financing. The shares issued were subject to the Company's right to purchase, at a nominal price, a portion of such shares if the holder left the employ of Alliance prior to February 15, 1996. The market value of the shares was determined to be $.82 per share at the date of the bonus, taking into consideration the restrictions thereon. As of December 31, 1995, the aggregate market values of the 1,125,000 shares held by Mr. Bianco and the 375,000 shares held by Mr. Narang were $10,687,500 and $3,562,500, respectively, or $9.50 per share, which was the last price quoted on the New York Stock Exchange on December 29, 1995.

 (5) Represents stock options granted as of March 16, 1995 under the Company's Long Term Incentive and Stock Option Plan (the "1994 Plan"), as amended to purchase the stated number of shares of Common Stock at an exercise price of $5.50 per share.

 (6) Represents stock options granted as of March 18, 1994 under the Company's 1994 Plan to purchase the stated number of shares of Common Stock at an exercise price of $6.00 per share.

 (7) Represents stock options granted as of August 16, 1993, under the Company's 1993 Incentive Plan to purchase the stated number of shares of Common Stock at an exercise price of $5.00 per share.

 (8) Represents stock options granted as of January 4, 1993 under the Company's 1993 Option Plan to purchase the stated number of shares of Common Stock at an exercise price of $.82 per share.

 (9) Represents the dollar amount of insurance premium paid by the Company for disability insurance covering these executive officers.

(10) Includes $12,483 of insurance premiums paid by the Company for disability insurance covering Mr. Narang and the fair market value of the interest not charged on a $36,000 loan to Mr. Narang.

(11) Represents the fair market value of the interest not charged on a $36,000 loan to Mr. Narang.

(12) Represents profits distributed to such person from an entity which did business with Alliance during 1993. The Company's relationship with such entity terminated in 1993.

(13) Mr. Shand's salary and bonus are paid in British pounds. The dollar amounts in the Table for 1995 reflect an exchange rate of $1.55 U.S. dollars per British pound.

(14) Mr. Shand was employed by the Company in September 1994 and the dollar amount in the Table for 1994 reflects an exchange rate of $1.565 U.S. dollars per British pound.

(15) Represents stock options granted as of September 9, 1994, under the Company's 1994 Plan to purchase the stated number of shares of Common Stock at an exercise price of $5.375 per share.

(16) Represents stock options granted as of November 30, 1993, under the Company's 1993 Incentive Plan and 1993 Option Plan to purchase the stated number of shares of Common Stock at an exercise price of $5.00 per share.

                         STOCK OPTIONS GRANTED IN 1995

    The following table sets forth information concerning individual grants of stock options made during 1995 to each Named Executive Officer listed below. The Company did not grant any stock appreciation rights during 1995.

                                                                                                POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED ANNUAL
                                                  % OF TOTAL                                       RATES OF STOCK
                                                    OPTIONS                                   APPRECIATION FOR OPTION
                                      OPTIONS     GRANTED TO                                          TERM (1)
                                      GRANTED    EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ------------------------
NAME                                (SHARES) (2)     1995         (PER SHARE)       DATE          5%           10%
- ----------------------------------  -----------  -------------  ---------------  -----------  -----------  -----------
Joseph J. Bianco..................     250,000          13.2%      $    5.50        3/16/00   $   379,887  $   839,451
Anil K. Narang....................     200,000          10.5%           5.50        3/16/00       303,910      671,561
Jerry Bassin......................     100,000           5.3%           5.50        3/16/00       151,955      335,780
Elliot B. Newman..................      90,000           5.0%           5.50        3/16/00       109,132      241,154
Terence Shand.....................      75,000           4.0%           5.50        3/16/00        86,339      190,787
R. Tobias Knobel..................      --            --              --             --           --           --

- ------------------------
(1) Based upon the $5.50 per share market price on the respective dates of grant and an annual appreciation at the rate stated of such market price through March 16, 2000 expiration dates of such options. Gains, if any, are dependent upon the actual performance of the Common Stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code ("Code") and any applicable state laws.

(2) The options were granted by the Compensation Committee of the Board of Directors pursuant to the 1994 Plan. The fair market value of the Common Stock at such time was determined by the Board of Directors to be $5.50 per share.

      AGGREGATE OPTION EXERCISES AND STOCK OPTIONS HELD AT THE END OF 1995

    The  following  table  indicates  the   total  number  of  exercisable   and
nonexercisable stock options held by each Named Executive Officer on December 31, 1995, and the aggregate value thereof as of December 31, 1995.

                                                                    NUMBER OF SHARES
                                                                 UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                       OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                                                   DECEMBER 31, 1995           DECEMBER 31, 1995 (1)
                              SHARES ACQUIRED      VALUE       --------------------------  -----------------------------
NAME                          ON EXERCISE (#)   REALIZED ($)   EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
- ----------------------------  ---------------  --------------  -----------  -------------  --------------  -------------
Joseph J. Bianco............        --               --          2,440,833       469,167   $   17,788,581  $   1,977,918
Anil K. Narang..............        500,000    $    3,003,000      672,916       377,084        2,901,539      1,557,461
Jerry Bassin................        --               --            179,166       120,834          756,247        493,752
Elliot B. Newman............         80,750        670,628.75      126,666       134,584          488,331        672,918
Terence Shand...............         60,000           318,750      131,666       133,334          539,997        543,752
R. Tobias Knobel............        --               --            146,437        48,813          966,977        322,330

- ------------------------
(1) The per share fair market value was determined to be $9.50, which was the last price quoted on the New York Stock Exchange on December 29, 1995.

                            LONG-TERM INCENTIVE PLAN
                             AWARDS GRANTED IN 1995

    The following table indicates the total dollar value of Performance Unit Awards granted in 1995 to the Named Executive Officers and payable on December 31, 1999, if the performance measures are met.

                                                                                             ESTIMATED
                                                                                           FUTURE PAYOUTS
                                                                                          UNDER NON-STOCK
                                                                                         PRICED-BASED PLAN
                                                         VALUE OF     PERFORMANCE/  ----------------------------
                                                       PERFORMANCE     MATURATION                     TARGET/
NAME                                                  UNIT AWARD (1)     PERIOD     THRESHOLD (2)   MAXIMUM (3)
- ----------------------------------------------------  --------------  ------------  -------------  -------------
Joseph Bianco.......................................   $  2,500,000      12/31/99    $   625,000    $ 2,500,000
Anil Narang.........................................   $  1,500,000      12/31/99    $   375,000    $ 1,500,000
Elliot Newman.......................................   $    750,000      12/31/99    $   187,500    $   750,000
Jerry Bassin*.......................................   $    335,000      12/31/99    $    83,750    $   335,000

- ------------------------
*Mr. Bassin forfeited his Performance Unit Award upon his resignation in November 1995 due to disability.

(1) Reflect five-year Performance Unit Awards granted in 1995. Payments are subject to meeting the following performance measures: (i) fifty percent of the Performance Unit Award is subject to a compound growth in Earnings Per Share ("EPS") of 15 percent and an average annual EPS growth rate of 10 percent; and (ii) fifty percent of the Performance Unit Award is subject to a compound growth in stock price of 12 percent. For performance between 90 and 99 percent of target under each measure, half of the award governed by the measure will be deemed earned.

(2) Represents the minimum dollar amount of awards in the event only one of the performance measures is met at 90 to 99 percent of target.

(3) Maximum dollar amount that may be awarded if both performance measures are met. In June 1996, the executives named above agreed to forfeit the portion of their Performance Unit Award relating to the EPS performance measure. See "Proposal 3. -- Approval of Performance Measures Under The 1994 Plan."

                           COMPENSATION OF DIRECTORS

    Directors who are not full-time employees of the Company or its subsidiaries have voluntarily agreed to a temporary reduction starting July 1, 1996, in their annual retainer by $5,000 from $25,000 to $20,000 for service on the Board of Directors and from $5,000 to $2,500 for each committee chairmanship held during the year.

    Each such director is paid a fee of $1,000 for each Board or Committee meeting attended except, that they receive a total of $1,000 if they attend a Board and Committee meeting on the same date. In addition, pursuant to the 1994 Plan, each non-employee director of the Company is entitled to receive, on the date such person becomes a non-employee director of the Company, options to acquire 30,000 shares of Common Stock at the market value on the date of the grant. Mr. Bassin waived his right to receive options to purchase 30,000 shares upon becoming a non-employee director after his resignation in November 1995 due to disability. Thereafter, on each June 30, non-employee directors receive an annual automatic grant of options to acquire 20,000 shares of Common Stock at the market value on the date of grant provided the director has served as such for at least one year.

               EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
                       AND CHANGE-IN-CONTROL ARRANGEMENTS

    In April 1995, Alliance entered into new employment agreements with each of Messrs. Bianco, Narang and Newman. The agreements are effective as of March 15, 1995 and run for a period of five years. Each agreement automatically extends for an additional year unless either party gives notice to the other party that the contract will not be extended between 210 days and 180 days prior to the expiration of the contract. By recommendation of the Compensation Committee of the Company's Board of Directors, the agreements provide that the executive will receive upon termination by the Company without cause (or termination by the executive for good reason) severance equal to three times such executive's base salary plus the greater of such executive's prior year bonus or current year bonus target. Each agreement provides that the respective executive will be entitled to participate in awards under the 1994 Plan and may receive a bonus in each fiscal year. Each agreement requires that the executive devote his best efforts and full business time to the Company. Each agreement also contains a covenant not to compete for a period of twelve months in the event of termination of the executive for cause or the voluntary termination of employment by the executive. The agreements also provide for the payment by the Company of certain excise taxes, if any, payable in connection with compensation paid under such agreement. Mr. Bassin entered into a contract similar to the agreements described above which was terminated in November 1995, when he resigned as Vice Chairman of Alliance due to disability.

    Pursuant to their respective agreements, Messrs. Bianco, Narang and Newman currently receive an annual base salary of $578,000, $484,016 and $413,010, respectively, and each agreement provides that a luxury car will be leased for each such officer.

    Encore (now Passport Music Distribution, Inc. "Passport") entered into a five-year employment agreement with R. Tobias Knobel as of December 31, 1992. Mr. Knobel is employed as the Chief Executive Officer and President of Passport at an annual base salary of $265,000 which increased to $352,716 per annum effective January 1, 1996. The base salary increases annually beginning in January 1994 by the greater of a fraction related to the Consumer Price Index or ten percent (10%). The agreement also provides for certain cash bonuses payable to Mr. Knobel and the grant of options to purchase shares of Common Stock which are related to Passport's performance. In 1993, Mr. Knobel agreed to waive his right to receive such options and consented to certain amendments to his employment agreement and the Stock Purchase Agreement relating to Alliance's acquisition of Passport in exchange for 411,250 shares of Common Stock and options to purchase 97,000 shares of Common Stock at an exercise price of $5.00 per share and 98,250 shares of Common Stock at an exercise price of $.82 per share. Mr. Knobel is required to devote his best efforts and full business time to Passport. The agreement contains a covenant not to compete with Passport for a period of twenty-four months after the date Mr. Knobel is no longer employed by Passport, unless the termination of his employment is a result of expiration of the term of the agreement, in which case such period is six months.

    In September 1994, Alliance entered into a three year employment contract with Terence Shand. The contract provides for a base salary of 233,000 per annum, or $358,970.50 per annum based on the exchange rate for British pounds on June 21, 1996, as reported by the WALL STREET JOURNAL.

    All of the above employment agreements provide for periodic increases in base compensation based on increases in a consumer price index.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee currently are John H. Friedman and Robert O. Marx, each of whom is an independent director of the Company.

    During 1995, the law firm of Solovay, Marshall & Edlin provided certain legal services to and received payments for such services from the Company. Mr. Marx is of counsel to Solovay, Marshall & Edlin. See, "Certain Relationships."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company believes that a strong link should exist between executive compensation and management's ability to maximize shareholder value. This belief is adhered to by developing both short-term and long-term incentive compensation programs that provide competitive compensation and reflect Company performance. The Compensation Committee's role and responsibilities involve overseeing and directing the development of executive compensation policies and programs which are consistent with, explicitly linked to, and supportive of the strategic objectives of growing the Company's businesses and maximizing shareholder value.

COMPENSATION PHILOSOPHY

    The four fundamental principles to which the Compensation Committee adheres in discharging its responsibilities reflect the Compensation Committee's philosophy of developing executive incentive arrangements that are understandable to both management and the Company's shareholders. First, the majority of the annual and long-term compensation for the Company's senior executive officers should be at risk, with actual compensation levels correlating with the Company's actual performance in certain key areas determined by the Compensation Committee. Second, over time, incentive compensation of the Company's senior executive officers should focus more heavily on long-term rather than short-term accomplishments and results. Third, equity-based compensation and equity ownership requirements should be used on an increasing basis so as to provide executive officers with clear and direct links to the shareholders' interests. Fourth, the overall executive compensation program should be competitive, equitable and structured so as to ensure the Company's ability to attract, retain, motivate and reward the talented executives who are essential to the Company's continuing success. Total compensation, rather than individual compensation elements, is the focus of the Company's intent to provide competitive compensation opportunities.

    The Compensation Committee believes that continued revenue growth as well as continued improvement in cash flow should be recognized in considering compensation levels along with improvements in overall effectiveness, productivity, return on equity and investment and success of strategic alliances and business acquisitions and combinations.

COMPENSATION ELEMENTS

    The Company's compensation program for executives consists of four principal elements, each of which is vitally important in meeting the Company's need to attract, retain, motivate and reward highly-qualified executives.

    The four principal compensation elements are:

    BASE SALARIES

    Base salaries for executives are generally set at levels which reflect the competitive marketplace for companies that are of comparable size and complexity and would be considered competitors of the Company in attracting and retaining quality executives. The salaries of the Company's executive officers are reviewed and approved by the Compensation Committee based on its assessment of each executive's experience and performance and a comparison to salaries of peers in other companies. An independent compensation consultant advises the Compensation Committee on these matters and has confirmed that compensation paid in 1995 to the Company's executive officers is consistent with the Company's compensation philosophy and objectives.

    ANNUAL INCENTIVES

    Annual incentive awards are made to selected executives pursuant to the Executive Incentive Plan (EIP) on the basis of the Company's annual revenue, EBITDA and net earnings performance, all relative to budget. Some executives have been awarded discretionary annual incentives predicated on additional Company, business unit and individual performance measures. The Company intends to continue providing annual incentives in concert with other compensation elements in order to maintain a competitive total compensation program for its executives. The Compensation Committee reviews and approves all performance measures and goals established under the EIP and reviews and approves all annual incentive payments to executives.

    LONG-TERM INCENTIVES

    The Company has granted stock options to executive officers under several stock option plans which were in place prior to 1994. Stock options and performance awards have been, and will continue to be, granted under the 1994 Long-Term Incentive And Share Award Plan which was approved by shareholders in 1994 and amended with shareholder consent last year. Stock options and other long-term incentives are intended both to join the interests of executives with the interests of shareholders by facilitating the ownership of stock and to provide competitive long-term incentive opportunities to executives. Performance measures in 1995, which the Compensation Committee has reviewed and approved to govern the earnout of performance awards, include compound growth in share price and earnings per share. Other measures may be considered in the future.

    BENEFITS

    Benefits offered to executives serve a different purpose than do other elements of the total compensation program. In general, they provide a safety net against problems which can arise from illness, disability or death. Benefits offered to senior executive officers are basically those offered to other employees of the Company.

EVALUATION PROCEDURE

    In determining matters regarding executive officer compensation (other than the Chief Executive Officer), the Compensation Committee reviews with the Chief Executive Officer, the Vice Chairman and President and the independent compensation consultant the respective areas of authority and responsibility of the various executive officers and the performance and contribution of each to the efforts of the Company in meeting its goals.

CEO COMPENSATION

    Joseph J. Bianco's base salary for 1994 was $518,942. Mr. Bianco was awarded a bonus for 1995 of $119,000 which was substantially below his target bonus level thereby reflecting the Company's lower than anticipated performance for the year relative to its own budget and plans. Mr. Bianco also received long-term stock option and performance award grants during the year as set forth in the accompanying tables. In evaluating and determining Mr. Bianco's compensation, the Compensation Committee and its compensation consultant compared the Company's compensation practices and levels to those of other companies involved in similar businesses, including but not limited to, the companies included in the Peer Group Index contained in the Stock Price Performance Graph. Based on this review, the Compensation Committee determined that the cash compensation, option grants and long-term performance awards to Mr. Bianco for 1995 were appropriate.

DEDUCTIBILITY OF CERTAIN EXECUTIVE COMPENSATION

    Beginning in 1994, the Omnibus Reconciliation Act of 1993 (the Act) limits to $1 million the amount that may be deducted by a publicly held corporation for compensation paid to each of its Named Executive Officers in a taxable year, unless the compensation in excess of $1 million is "qualified performance-based compensation." The annual compensation of the Company's Named Executive Officers does not currently exceed the $1 million limit, but the Compensation Committee will not necessarily limit executive compensation in the future to that deductible limit. The Compensation Committee and the Company have determined that the Company's policy is to design its short-term and long-term compensation plans to qualify for the exemption from the deduction limitations of Section 162(m) of the Internal Revenue Code and to be consistent with providing appropriate compensation to executives. Shareholder approval of incentive compensation plans and various provisions thereunder has been sought and obtained and will be sought in the future to continue to quality performance-based compensation for the exemption.

                     Members of the Compensation Committee

           John H. Friedman                             Robert O. Marx

                         STOCK PRICE PERFORMANCE GRAPH

    The following line graph reflects a comparison of the cumulative total return of the Company's Common Stock from May 14, 1992 through December 31, 1995 with the NYSE Total Return Index -- U.S. Stocks(1), the S&P Consumer Products Distribution Index(2), and a Peer Group Index(3). There is no truly comparable published industry or line-of-business index and only one competitor of the Company is publicly traded on a national exchange. As a result, the Company has utilized, in addition to the S&P Distribution Index, a Peer Group Index of distribution companies with a market capitalization comparable to that of the Company for the purpose of comparison.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                          05/14/92   12/31/92   12/31/93   12/31/94   12/31/95
Alliance Entertainment Corp.                 100.00     112.50     173.45     118.75     237.50
NYSE Total Return Index - U.S. Stocks        100.00     108.25     119.54     119.52     162.02
S&P Consumer Products Distribution In-
dex                                          100.00     113.87     126.12     132.57     166.04
Peer Group Index                             100.00     120.34     144.79     132.28     293.71

                                                5/14/92   12/31/92   12/31/93   12/31/94   12/31/95
                                               ---------  ---------  ---------  ---------  ---------
Alliance Entertainment Corp..................  $  100.00  $  112.50  $  173.45  $  118.75  $  237.50
NYSE Total Return Index -- U.S. Stocks.......  $  100.00  $  108.25  $  119.54  $  119.52  $  162.02
S&P Consumer Products Distribution Index.....  $  100.00  $  113.87  $  126.12  $  132.57  $  166.04
Peer Group Index.............................  $  100.00  $  120.34  $  144.79  $  132.28  $  293.71

    *ASSUMES $100 WAS INVESTED IN THE COMPANY'S COMMON STOCK ON MAY 14, 1992 (DATE ON WHICH THE COMPANY'S SHARES BECAME PUBLICLY TRADED), IN EACH OF THE
       FOREGOING INDICES, AND ASSUMES REINVESTMENT OF DIVIDENDS, IF ANY.
- ------------------------
(1) Developed by the University of Chicago's Center for Research in Security Prices (CRSP).

(2) Provided by Media General Financial Services.

(3) Includes all distribution companies (SIC Code 5012-5199) with a market capitalization of $100-300 million whose common stock has traded publicly since May 14, 1992. The index is comprised of the following companies:
    Audiovox Corp., Bearings Inc., Bindley Western Industries

    Inc., A.M. Castle & Co., CompuCom Systems Inc., Custom Chrome Inc., Dimon, Inc. (formerly Dibrell Brothers Inc.), Swiss Army Brands, Inc. (formerly Forschner Group Inc.), FoxMeyer Health Corp. (formerly National Intergroup Inc.), Hughes Supply Inc., Kent Electronics Corp., Nash Finch Co., Pioneer-Standard Electronics, Rykoff Sexton Inc., Super Food Services Inc., United Stationers Inc., Univar Corp., Vallen Corp., VWR Corp., Rexel, Inc. (formerly Willcox & Gibbs Inc.), and Wyle Electronics (formerly Wyle Laboratories).

(4) On December 29, 1995, the closing price of the Company's Common Stock was $9.50. On April 29, 1996 the Company entered into a Termination and Release Agreement with Metromedia International Group in which both companies mutually agreed to terminate their previously announced merger agreement. On June 20, 1996 the closing price of the Company's Common Stock was $5.25.

                             CERTAIN RELATIONSHIPS

    On February 4, 1994, Alliance acquired Abbey Road, a California corporation for $17.69 million in cash and 1,897,778 shares of Common Stock. Bruce A. Ogilvie, a former officer and director of the Company, and one of Abbey Road's principal shareholders, received a three-year subordinated promissory note in the amount of $5 million with interest of 6% per annum in consideration for a covenant not to compete, such covenant extending to the period of 24 months after termination of employment. Upon Bruce Ogilvie's resignation in May 1995, the Company and Mr. Ogilvie entered into a consulting agreement which will expire in February 1999, pursuant to which Mr. Ogilvie is paid $220,000 a year in exchange for consulting services with respect to the Company's business including its One Stop operations. Under the consulting agreement the Company agreed to provide health insurance to Mr. Ogilvie and his family and reimburse him for travel and other expenses. Furthermore, Mr. Ogilvie entered into an agreement to allow the Company to sell on his behalf approximately 1.5 million shares of the Company's Common Stock owned by him at 7.5% below the closing price on the New York Stock Exchange on the date of sale, but at not less than $6.75 per share. Mr. Ogilvie's shares were purchased by Bain at $6.75 per share on May 18, 1995. The Company has agreed to indemnify Bain in connection with the purchase of Mr. Ogilvie's shares of Common Stock.

    On May 18, 1995, Bain purchased 80,000 shares of a newly created class of Preferred Stock of AEC Americas, Inc. a subsidiary of the Company (the "Preferred Stock"), convertible into shares of Alliance Common Stock, for $8,000,000. On December 4, 1995, Bain exchanged the Preferred Stock for 1,518,971 shares of the Company's Common Stock. In addition, the Company has entered into a management consulting agreement with Bain dated May 18, 1995 ("Management Agreement") which provides for the payment of an advisory fee to Bain equal to $200,000 in year one and a minimum annual fee of $150,000 thereafter. Pursuant to the Management Agreement, Bain also received a $550,000 fee plus out-of-pocket expenses for advisory services in connection with certain financial transactions consummated in 1995. In a series of transactions, Bain acquired an aggregate of 2,888,000 shares of Common Stock from certain stockholders, including certain senior executives of the Company. In connection with Bain's investment, Robert Gay, a Managing Director of Bain, has been named a director of the Company.

    During 1995, the law firm of Solovay, Marshall & Edlin provided certain legal services to and received payments for such services from the Company. Robert O. Marx, a director of the Company, is of counsel to Solovay, Marshall & Edlin. In addition, the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. ("Greenberg Traurig") provided certain legal services to the Company during 1995. Janice Newman, the wife of Elliot B. Newman, the Senior Executive Vice President -- Business Affairs, Secretary and a director of the Company, is of counsel to Greenberg Traurig.

    During 1995, Mr. Newman was indebted to the Company for up to $196,938.62 which was also the amount outstanding as of December 31, 1995. As of December 31, 1995, Mr. Newman held a loan from the Company in the principal amount of $100,000 which bears interest at prime rate plus 1%. The loan is evidenced by a promissory note which is due November 30, 1996. Payment of this note is secured by

Mr. Newman's interest in the Company's Common Stock. Mr. Newman received the loan to enable him to relocate to Florida. Mr. Newman holds a second loan from the Company in the amount of $75,000 which bears interest at the highest rate of interest paid by the Company on borrowing, which was 11.25% on December 31, 1995.

    During 1995, Anil K. Narang, President, Vice Chairman and a director of the Company, was indebted to the Company for up to $75,464 which was also the balance outstanding as of December 31, 1995. Of the amount Mr. Narang owed the Company, $36,000 was due the Company for stock options exercised and was represented by a note bearing no interest. The remainder consists of an account receivable balance with the Company for various expenses paid by the Company on behalf of Mr. Narang, which bears interest at the highest rate of interest paid by the Company on borrowings. This rate was 11.25% on December 31, 1995.

    During 1995, Joseph J. Bianco, the Chief Executive Officer and Chairman of the Board of Alliance, was indebted to the Company for up to $850,000. As of December 31, 1995, Mr. Bianco was indebted to the Company in the amount of $51,299 which bears interest at the highest rate of interest paid by the Company on borrowings which was 11.25% on December 31, 1995.

    Jerry Bassin, then Vice Chairman and a director of Alliance, was indebted to the Company for up to $250,000 which was also the balance outstanding as of December 31, 1995. This loan bears interest at the highest rate of interest paid by the Company on borrowings. This rate was 11.25% on December 31, 1995.

    Peter H. Rothschild, a director of the Company, is a managing director of Bear, Stearns & Co. Bear, Stearns & Co. acted as the managing underwriter in the Company's offering of 11 1/4% Senior Subordinated Notes due 2005.

    Richard H. Hochman, a director of the Company, was a managing director of PaineWebber Incorporated from March 1990 through March 1995. In 1995, PaineWebber Incorporated received underwriting fees in connection with the Company's offering of 11 1/4% Senior Subordinated Notes due 2005.

    The Company believes that the terms of the transactions described above are no less favorable to the Company than those that could be obtained from non-affiliated third parties.

                   PROPOSAL 2. -- AMENDMENT TO THE 1994 PLAN

    On June 20, 1996, the Board of Directors approved an amendment of the 1994 Plan to increase the number of shares of Common Stock authorized for the granting of awards under the Plan by 3,300,000. This amendment to the 1994 Plan requires stockholder approval. The summary of the proposed amendment to the 1994 Plan are qualified in its entirety to the full text of such amendment included in Attachment A hereto.

    The 1994 Plan was approved by stockholders of Alliance at the 1994 Annual Meeting, and is intended to advance the interests of the Company and its stockholders by providing a means to attract, retain and motivate selected employees of the Company and its subsidiaries and affiliates ("Employees") and non-employee directors ("Directors") of the Company. The 1994 Plan is presently administered by the Compensation Committee as designated by the Board of Directors of the Company consisting exclusively of directors who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee has the full and final authority to select Employees to whom awards under the 1994 Plan
("Awards") may be granted, to determine the type or types of Awards to be granted to such Employees and to make all determinations as may be required for the administration of the 1994 Plan. The Compensation Committee also has authority to waive conditions relating to an Award or accelerate vesting of Awards. The 1994 Plan also provides for the automatic grant of options to Directors upon becoming a Director and yearly each June 30, provided, the Director has served as such for at least one year ("Director's Options"). The Director's Options are intended to operate automatically and not require administration. An aggregate of 4,600,000 shares have been reserved for issuance under the 1994 Plan, subject to adjustment in the event of certain changes. As of June 20, 1996, options exercisable for an aggregate of 4,573,800 shares had been granted under the 1994 Plan leaving only 26,200 shares available for new Awards. Furthermore, there are no more options available for issuance under the Company's other stock option plans. Shares subject to Awards and Director's Options which are forfeited, canceled, exchanged or surrendered (other than Awards canceled upon exercise of a tandem Award) or which are settled in cash or otherwise terminated without a distribution of shares, will be available for further Awards except where dividends or divided equivalents have been paid and accrued on such Award and are not also forfeited, canceled, exchanged or surrendered. No Awards may be granted under the 1994 Plan after March 17, 2004.

    Historically, the Company sought approval of increases in the number of shares available for issuance under stock option plans on a yearly basis. This approach is time consuming, costly and does not give the Company sufficient flexibility. Consequently, the Company is now seeking to increase the number of shares available upon exercise of stock options by 3,300,000 shares which the Company believes will be sufficient to cover stock option grants for the next five years. The Company expects that the number of stock option Awards will decrease substantially as compared to the previous two years. Furthermore, the Compensation Committee has determined that future Awards will vest one-third on each of the first three anniversaries of the date of grant.

    The Board of Directors believes that approval of this proposal will enhance the Company's ability to attract and retain talented and capable employees and provide them with an incentive, through stock ownership of the Company, to promote the best interests of the Company and its subsidiaries. To further this objective, all future Awards to Employees will be subject to Employees meeting an "ownership objective" whereby Employees who receive Awards of stock options under the Plan would be required to own Common Stock equal to one times salary ("Ownership Objective"). Employees have five years from the later of the date of any future Award of stock options or July 1996, to meet this Ownership Objective. Employees who fail to meet the Ownership Objective will be restricted from selling more than 50 percent of the shares they acquire through the exercise of stock options (subsequent to the measurement date) for a period of three years. Non-employee directors will be subject to an ownership objective equal to 25 percent of the options granted to each such director. Such directors will have five years from the date of any future grant of stock options to meet their ownership objective. Non-employee directors who fail to meet their ownership objective will also be restricted from selling over 50 percent of the shares acquired throughout the exercise of stock options for a three year period.

BENEFITS GRANTED UNDER THE 1994 PLAN

    Under the 1994 Plan, all employees and directors of the Company, presently approximately 1,750 persons, are eligible to participate. Stock options under the Plan were granted in 1995 to 42 persons. The Compensation Committee has not yet determined how many employees are likely ultimately to participate in the 1994 Plan. Subject to adjustments as provided in the 1994 Plan, no eligible employee may receive options or share appreciation rights ("SARs") for more than 2,000,000 shares over the term of the 1994 Plan.

    Under the 1994 Plan, the Compensation Committee has authority to grant incentive stock options ("ISOs") and nonqualified stock options. In the case of ISOs, the terms of such grants shall be subject to, and comply with, Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee may also grant SARs entitling the holder to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares over the grant price of the SAR, with payment to be made in cash, shares or other property as specified or determined by the Compensation Committee. The Compensation Committee is authorized to grant restricted share units, subject to such forfeiture conditions and other restrictions on transfer as the Compensation Committee may determine. Upon vesting such restricted share units will be paid in shares or cash, as determined by the Compensation Committee. The Compensation Committee is authorized to grant performance shares and performance units payable to, or exercisable by, such holder upon the achievement of certain performance objectives during such performance periods (of one or more years) as the Compensation Committee may determine. Dividend equivalents consist of a right to receive cash, shares or other property equivalent to dividends with respect to a specified number of shares determined by the Compensation Committee. Dividend equivalents may be awarded on a free standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

    The Compensation Committee also has the authority to grant share-based Awards consisting of rights or Awards other than stock options, stock appreciation rights, restricted shares or restricted share units, performance shares or performance units or dividend equivalents. Such Awards shall have such terms and conditions as the Compensation Committee shall determine.

    Awards and Director's Options are not transferable except by will or the laws of descent and distribution and are exercisable, during the lifetime of the individual, only by such individual or by such individual's guardian or legal representative.

    The Board of Directors may amend, suspend, discontinue or terminate the 1994 Plan; PROVIDED, HOWEVER, that approval of the stockholders of the Company within one year after such Board action must be obtained if such approval is required by any U.S. federal law or regulation (including Rule 16b-3 under the Exchange Act, if applicable) or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted; and PROVIDED FURTHER, HOWEVER, that the provisions of the 1994 Plan applicable to Director's Options may not be amended more than once every six months other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended.

FEDERAL INCOME TAX CONSEQUENCES

    In general, the grant of a stock option will not be a taxable event to the recipient and will not result in a deduction to the Company. The tax consequences associated with the exercise of a stock option and the subsequent disposition of shares acquired on the exercise of such option depend on whether the option is an incentive stock option or a nonqualified stock option. Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares received upon exercise over the exercise price. The Company will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares will be capital gain or loss, long-term or short-term depending on the holding period for the shares. Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death).

    A participant who receives restricted shares will generally recognize ordinary income at the time the restrictions on transferability lapse. The amount of ordinary income so recognized will be the fair market value of the shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their term will never lapse. This amount will generally be deductible for federal income tax purposes by the Company. Dividends paid with respect to shares that are nontransferable will be ordinary compensation income to the participant (and generally deductible by the Company). In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to the Company. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

    With respect to stock appreciation rights and other awards under the 1994 Plan not described above, generally, when a participant receives payment with respect to an award granted to him or her under the 1994 Plan, the amount of cash and the fair market value of shares received will be ordinary income to such participant and will generally be allowed as a deduction for federal income tax purposes to the Company.

    Special rules may apply to a participant who is subject to Section 16(b) of the Securities Exchange Act of 1934 (generally directors, officers and 10% stockholders). Certain additional special rules apply if the exercise price for an option is paid in shares previously owned by the optionee rather than in cash.

    Section 162(m) of the Code, effective for tax years beginning after 1993, generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the 1994 Plan) by a public company to a "covered employee" (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1 million unless certain requirements are met. Accordingly, it is possible that amounts otherwise deductible in connection with the 1994 Plan may be subject to this deduction limit.

    The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with awards under the 1994 Plan.

    Approval of Proposal 2 will require the affirmative vote of the holders of a majority of shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

      PROPOSAL 3. -- APPROVAL OF PERFORMANCE MEASURES UNDER THE 1994 PLAN

    The stockholders are being asked to consider and approve the material terms, as described in the fourth paragraph under this Proposal 3 below, of the new performance measures for performance unit awards under the 1994 Plan. Specific performance measures consistent with the material terms described below are established by the Compensation Committee. The performance unit awards are intended to provide the Company's eligible employees with financial incentives to meet and exceed predetermined goals.

    Under Section 162(m) of the Code, the federal income tax deductibility of compensation paid to each of the Company's Chief Executive Officer and its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. However, the Company can continue to deduct compensation in excess of that amount if the compensation qualifies as "performance-based compensation" under Section 162(m). In order for payments under the performance units to qualify as "performance-based compensation" the material terms of the performance goals, as described below, must be approved by stockholders. No payments will be made pursuant to the performance unit awards unless such stockholder approval is obtained.

    The Compensation Committee is authorized to make, and has made, awards of performance units under the 1994 Plan to eligible employees of the Company. The Compensation Committee made performance unit awards during 1995 based on compound growth in earnings per share and compound growth in stock price over a five year performance period. Due to changes in the Company's business, the Compensation Committee believes that earnings per share is no longer an accurate measure of achievement of Company goals. As a result, the 1995 awards, as they relate to growth in earnings per share, will be terminated. The portion of the 1995 awards relating to growth in stock price will continue in accordance with their terms. See "Long-Term Incentive Plan Awards Granted in 1995."

    The Compensation Committee has determined that performance unit awards, granted in 1996, should be based on compound growth in the Company's earnings per share before taxes, depreciation, and amortization ("EBTDA"). The performance unit awards will be based on performance during performance periods ranging from three to five years, and all key employees will be eligible for performance unit awards. The maximum amount that can be paid to any single eligible employee of the Company with respect to a performance unit award for any performance period is $2.5 million. The payout of performance units may be made in shares of the Company's stock, cash, or a combination thereof, and in a lump sum or installments following the close of the relevant performance period, each in the discretion of the Compensation Committee.

    Subject to stockholder approval of the performance measures set forth in the immediately preceding paragraph, in June 1996, the Compensation Committee granted awards of $2.25 million, $1.5 million, $600,000 and $500,000 to Messrs. Bianco, Narang, Newman and Henderson, respectively. Of these awards $1,250,000, $750,000 and $375,000 awarded to Messrs. Bianco, Narang and Newman, respectively, are intended to act as replacements of the portion of Performance Unit granted to them in 1995 and forfeited by them in June of 1996. See "Long-Term Incentive Plan Awards Granted in 1995."

    Approval of this Proposal 3 will require the affirmative vote of the holders of a majority of shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

       PROPOSAL 4. -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent public accountants of the Company for 1996. The appointment of independent public accountants by the Board of Directors is submitted annually for approval by the stockholders. Although stockholder ratification is not required, if the stockholders do not approve the appointment, the Board of Directors will reconsider the matter. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting of Stockholders to respond to appropriate questions, and will have an opportunity to make a statement if he desires to do so.

    Ratification of Proposal 4 will require the affirmative vote of holders of a majority of shares of Common Stock present, or represented by proxy, and entitled to vote at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 4.

                           PROPOSALS OF STOCKHOLDERS

    Proposals of stockholders intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before March 4, 1997.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    To the best of the Company's knowledge, based solely on its review of reports furnished to the Company, there were no directors, officers or beneficial owners of more than 10% of the Company's Common Stock that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act of 1934 during the Company's 1995 fiscal year except as follows: (i) Terence Shand filed a late Form 3 to report his appointment as an Executive Vice President of Alliance in September 1994; (ii) Eric Weisman filed a late Form 3 to report his appointment as an Executive Vice President of Alliance in April 1994; (iii) Peter Kaufmann filed a late Form 3 to report his appointment as an Executive Vice President of Alliance in November 1994.

                                 OTHER BUSINESS

    The Board of Directors does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

    PLEASE EXERCISE YOUR RIGHT TO VOTE BY PROMPTLY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY FORM. You may later revoke the proxy and, if you are able to attend the meeting, you may vote your shares in person.

                                          By Order of the Board of Directors,

                                          ELLIOT B. NEWMAN
                                          SECRETARY

July 2, 1996

                                  ATTACHMENT A

                             AMENDMENT NO. 2 TO THE
                 1994 LONG TERM INCENTIVE AND SHARE AWARD PLAN

    The 1994 Long Term Incentive and Share Award Plan is hereby amended as follows, effective as of June 20, 1996.

    The first sentence of Section 4(a) is hereby amended so that the total number of Shares reserved for issuance in connection with Awards and Director's Options is increased from "4,600,000" to "7,900,000".

                          ALLIANCE ENTERTAINMENT CORP.

               This proxy is solicited by the Board of Directors
                        of Alliance Entertainment Corp.

                  Proxy for the Annual Meeting of Stockholders
                           at 10:00 A.M., local time
                                 July 30, 1996,
                                The Drake Hotel
                                440 Park Avenue
                               New York, New York

    The  undersigned hereby appoints JOSEPH J. BIANCO, ANIL K. NARANG and ELLIOT
B. NEWMAN, and each of them, with power of substitution, as proxies of the undersigned to vote all shares of stock which the undersigned is entitled in any capacity to vote at the above-stated Annual Meeting, and at all adjournments and postponements thereof on the election of directors and designated on the reverse side, and, in their discretion, upon such other matters as may properly be brought before the meeting. This proxy revokes all prior proxies given by the undersigned.

    ALL PROPERLY SIGNED PROXIES WILL BE VOTED AS DIRECTED. ALL ABSTAIN VOTES WILL BE COUNTED IN DETERMINING THE EXISTENCE OF A QUORUM AT THE ANNUAL MEETING, BUT WILL NOT BE VOTED IN FAVOR OF THE PROPOSAL AS TO WHICH SUCH ABSTAIN VOTE WAS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF MANAGEMENT NOMINEES TO THE BOARD OF DIRECTORS, FOR THE AMENDMENT OF THE 1994 LONG-TERM INCENTIVE AND SHARE AWARD PLAN, FOR APPROVAL OF PERFORMANCE MEASURES UNDER THE 1994 LONG-TERM INCENTIVE AND SHARE AWARD PLAN AND FOR THE REAPPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY IN 1996.

  RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED

                  [CONTINUED AND TO BE SIGNED ON REVERSE SIDE]

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

1. Election of  / /  FOR all  nominees listed  to  the  /  / WITHHOLD Authority  to vote for
    Directors   right  (except  as  to  the   contrary  all nominees listed to the right
                    below)

1. Election of  NOMINEES: Barry L. Goldin, Peter Rothschild, Peter Kaufmann,
                          Robert Gay and Robert Marakovits

                You may withhold a vote or any individual nominee, by writing that nominee's name in the space provided below:

                --------------------------------------------------------------


2. Amendment to the 1994 Long-Term Incentive and Share Award Plan.                     / / FOR    / / AGAINST    / / ABSTAIN

3.  Approval of  performance measures  under the 1994  Long Term  Incentive and Share  / / FOR    / / AGAINST    / / ABSTAIN
   Award Plan.

4. Ratification of appointment of Coopers & Lybrand L.L.P. as Independent Auditors.    / / FOR    / / AGAINST    / / ABSTAIN

PLEASE SIGN, DATE  AND MAIL  THE PROXY CARD  PROMPTLY USING  THE
ENCLOSED ENVELOPE.
THE DIRECTORS RECOMMEND A VOTE FOR PROPOSALS 1, 2, 3, AND 4.

SIGNATURE(S): -----------------------------------------------

- ----------------------------------------------------------------

DATE: --------------------------------------------------------

NOTE: Joint Owners should EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as an attorney, trustee, executor, administrator or guardian or corporate officer please give full name as such.